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January 22, 2001


Mr. James Steele
210 Forrester Road
Los Gatos, CA  95030

Dear Jim:

On behalf of Ariba, Inc. I am pleased to extend this invitation to you to join Ariba in the capacity of Executive Vice President Worldwide Sales and Service. The Ariba team is very impressed with your qualifications and believes that attracting outstanding individuals like you is key to our success.

Your base pay as Executive Vice President Worldwide Sales and Service initially will be $25,000.00 per month payable in arrears in two equal portions on the 15th and last working day of each month. You will be eligible to participate in the FY2001 Executive Bonus Plan. Under this plan you will receive a cash bonus that is targeted at $300,000.00 on an annualized basis depending on the completion of specific goals and objectives.

Subject to the approval of Ariba's Compensation Committee, you will be granted an option to purchase 875,000 shares of Ariba's Common Stock (the "First Option"). The exercise price per share will be equal to the fair market value per share on the date the First Option is granted or on your first day of employment, whichever is later. The First Option will be subject to terms and conditions substantially similar to those applicable to options granted under Ariba's 1999 Equity Incentive Plan, as described in that Plan and the applicable stock option agreement. The First Option will become exercisable for 25% of the First Option shares after 12 months of continuous service and the balance in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option agreement.

Subject to the discretion of Ariba's Compensation Committee, you will be granted an option to purchase 100,000 shares of Ariba Common Stock (the "Second Option") at a future date. The exercise price per share will be equal to the fair market value per share on the date the Second Option is granted. The Second Option will be subject to terms and conditions substantially similar to those applicable to options granted under Ariba's 1999 Equity Incentive Plan, as described in that Plan and the applicable stock option agreement. However, the Second Option may vest on an accelerated basis if so determined by the Compensation Committee on the date of grant.

You will be provided with benefit choices, including medical, dental, vision, life and disability insurance coverage for you and your dependents, as well as participation in the 401(k) and Employee Stock Purchase plans. The provisions of these and other benefits offered by Ariba are explained more fully in the enclosed Employee Benefits Summary. To aid in the timely processing of your benefits enrollment form, it is important that you complete and sign the enclosed Personal Data form, omitting the Qualifying Life Change section and return it with your signed offer letter.

You will be required to sign the Ariba Employee Agreement. In this document you will be asked to agree to the following: 1) to hold the Company's proprietary information confidential during and
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James Steele
January 22, 2001
Page 2


after employment; 2) that you have not brought any former Employer's proprietary information or any of their clients' proprietary information with you; and 3) that you will agree to assign to the Company any patentable inventions that you created through your work with the Company.

Employment with Ariba is for no specific period of time. As a result, either you or Ariba may terminate your employment at any time for any reason, with or without cause. This is the full and complete agreement between you and the company regarding this term. This at-will employment relationship may only be changed in a document signed by both you and Ariba's Chief Executive Officer.

As required by federal law, Ariba must verify that its employees are eligible to work in the United States. On your first day of employment, you will be required to certify that you are a citizen or lawful permanent resident or an alien authorized to work in the U.S. Please bring your Employment Eligibility Verification (Form I-9) and acceptable supporting documents (as listed on the reverse side of the I-9 Form) to your first day of work. If you expect to have any difficulty in producing these documents, please contact our Human Resources Department prior to your employment to discuss alternative suitable documentation. Ariba understands that you may need to obtain an employment visa to undertake this employment. In the event your employment needs visa sponsorship, your employment is contingent upon you receiving the appropriate visa petitions through the Immigration and Naturalization Service.

Upon acceptance, please sign both copies of the Offer Letters and Employee Agreements. Retain one copy each for your personal records. Please return one signed and completed copy of the Offer Letter, Employee Agreement, and Personal Data form to the Ariba Talent Acquisition Department in the envelope provided. Please note that these documents must be received, by mail or fax, prior to your start of employment with Ariba. This letter supersedes any prior representations or agreements written, verbal or otherwise regarding the terms described above. This offer will remain open for five days from the date of this letter.

Jim I am looking forward to working with you in continuing to build a company that provides great value to its customers and employees. I believe that you have much to offer and much to gain - personally, professionally, and financially - in sharing this exciting opportunity.

Sincerely,

/s/ Larry Mueller

Larry Mueller
President & COO
Ariba, Inc.

Accepted:
/s/ James W. Steele                                  1-22-01
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James Steele                                                  Date

Planned start date:       2-05-01
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